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                                                                                                                  Exhibit 12.2
                                                                                                                   3/18/2003
                               GULF POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2002

                                                                                                                            Twelve
                                                                                                                            Months
                                                                                                                            Ended
                                                                                                                           December
                                                           ------------------------------------------------------------------------
                                                                 1998            1999           2000          2001           2002
                                                                 ----            ----           ----          ----           ----
                                                                -----------------------------------------Thousands of Dollars------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Earnings  Before Income Taxes                            $  89,356      $   86,515      $   82,607      $ 89,716      $ 104,397
  Interest expense, net of amounts capitalized                 25,556          26,861          28,085        25,034         31,452
  Distributions on preferred securities of subsidiary           6,034           6,200           6,200         6,477          8,524
      AFUDC - Debt funds                                            0               0             440         2,510          1,392
                                                            ---------      ----------      ----------      --------      ---------
         Earnings  as defined                               $ 120,946      $  119,576      $  117,332      $123,737      $ 145,765
                                                            =========      ==========      ==========      ========      =========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term debt                               $  19,718      $   21,375      $   22,622      $ 24,520      $  28,815
   Interest on affiliated loans                                     0               0               0           396            629
   Interest on interim obligations                              1,190           2,371           2,804           768            446
   Amort of debt disc, premium  and expense, net                2,100           1,989           2,047         2,059          2,591
   Other interest charges                                       2,548           1,126           1,052          (199)           363
  Distributions on preferred securities of subsidiary           6,034           6,200           6,200         6,477          8,524
                                                            ---------      ----------      ----------      --------      ---------
         Fixed charges as defined                              31,590          33,061          34,725        34,021         41,368
Tax deductible preferred dividends                                112              20              20            20             20
                                                            ---------         -------      ----------      --------      ---------
                                                               31,702          33,081          34,745        34,041         41,388
                                                            ---------      ----------      ----------      --------      ---------
Non-tax deductible preferred dividends                            524             197             214           197            197
Ratio of net income before taxes to net income              x   1.563      x    1.606      x    1.586      x  1.535      x   1.552
                                                            ---------      ----------      ----------      --------      ---------
Pref dividend requirements before income taxes                    819             316             339           302            306
                                                            ---------      ----------      ----------      --------      ---------
Fixed charges plus pref dividend requirements               $  32,521      $   33,397      $   35,084      $ 34,343      $  41,694
                                                            =========      ==========      ==========      ========      =========

RATIO OF EARNINGS TO FIXED CHARGES PLUS
   PREFERRED DIVIDEND REQUIREMENTS                               3.72            3.58            3.34          3.60           3.50
                                                                =====           =====           =====         =====           ====

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